UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 1, 2014

HESS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 1-1204	No. 13-4921002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas
New York, New York 10036
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 997-8500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on May 1, 2014, the Board of Directors (the “Board”) of Hess Corporation (the “Company”) elected Terrence J. Checki to serve as a director of the Company, effective immediately.  Mr. Checki replaces John Krenicki Jr., who resigned from the Board effective May 1, 2014 due to other professional commitments as a Partner of Clayton, Dubilier & Rice, LLC.  Mr. Checki will stand for election at the Company’s 2014 annual meeting of stockholders, to be held on May 7, 2014, for a one-year term.

Mr. Checki previously served as the executive vice president and head of the Emerging Markets and International Affairs Group and as a member of the Management Committee of the Federal Reserve Bank of New York, prior to his retirement in March 2014. Mr. Checki began his career at the Federal Reserve Bank of New York in 1967 and was first named an executive vice president in 1995. During his tenure, he held positions in corporate, financial supervision and international affairs areas as well as in the Office of the President.

The Board has determined that Mr. Checki is “independent” in accordance with the rules and standards of the New York Stock Exchange. Mr. Checki does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Checki and any other person pursuant to which he was selected as a director.

Mr. Checki’s compensation for service as a director will be consistent with the compensation paid to other non-employee directors of the Company as described in the Company’s 2014 proxy statement, filed with the Securities and Exchange Commission on March 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2014

HESS CORPORATION

By:	/s/ Timothy B. Goodell

Name:	Timothy B. Goodell
Title:	Senior Vice President and General Counsel